Exhibit 99.1

For Immediate Release	Contact: Susan Mesco
NPS Pharmaceuticals, Inc.
(908)450-5516
smesco@npsp.com

NPS Pharmaceuticals Reports First Quarter 2008 Financial Results and Business Update

Bedminster, New Jersey – May 7, 2008 – NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) today reported its financial results for the first quarter of 2008. Revenues increased to $25.2 million for the first quarter of 2008, as compared to $10.0 million for the first quarter of 2007. Operating expenses decreased to $20.1 million for the first quarter of 2008 as compared to $25.9 million for the first quarter of 2007. The company’s net loss was $13.1 million for the first quarter of 2008, or $0.28 per diluted share, versus a net loss of $21.1 million, or $0.45 per diluted share, for the first quarter of 2007.

First Quarter Highlights

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NPS completed the implementation of its new business strategy, which focused its development programs on specialty indications for gastrointestinal and endocrine disorders and consolidated operations into one facility in New Jersey.

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NPS appointed Francois Nader, M.D., as president, chief executive officer and director. Dr. Nader previously served as executive vice president and chief operating officer of NPS and played a key role in the development and implementation of the company’s new business strategy.

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NPS appointed Alan G. Harris, M.D., Ph.D., as senior vice president and chief medical officer. Dr. Harris brings more than 20 years of pharmaceutical industry experience to NPS with an emphasis on gastrointestinal and endocrine disorders.

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NPS reported positive top-line results from a blinded Phase 3-extension study of GATTEX™ for patients with short bowel syndrome (SBS) who are dependent upon parenteral nutrition (PN). Data from this study demonstrated a favorable safety profile and a number of positive efficacy measures. Sixty-eight percent (68%) of the 25 patients who had received low-dose GATTEX therapy and 52% of the 27 patients who had received high-dose GATTEX therapy achieved a 20% or greater reduction in PN after a total of 52 weeks of therapy.

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Three GATTEX-related abstracts were accepted for presentation at the 2008 Digestive Disease Week (DDW) conference, including two oral presentations of data from the Phase 3 study of GATTEX for PN-dependent SBS patients.

•	Kirin launched REGPARA® (cinacalcet HCl) in Japan for secondary hyperparathyroidism during maintenance dialysis.

Francois Nader, M.D., president and chief executive officer, stated: “The first quarter was marked by the continued advancement of our proprietary and partnered pipeline. We reported positive top-line results from our Phase 3-extension study of GATTEX for SBS and our partner Kirin launched REGPARA in Japan. We are finalizing our protocol for a Phase 3 confirmatory study for GATTEX and we remain on track to launch the study in the third quarter of this year. Our second late-stage program, NPSP558, for hypoparathyroidism continues to progress with the initiation of a pivotal study on target for the second half of this year. Equally important, we continue to manage our expenses in line with our 2008 cash burn guidance.”

2008 Financial Results

Revenues

Revenues increased to $25.2 million for the first quarter of 2008, as compared to $10.0 million for the first quarter of 2007. The increase is primarily due to (i) license fee revenue recognized under the company’s agreement with Nycomed for GATTEX, (ii) royalty revenue on Amgen’s sales of Sensipar® (cinacalcet HCl), and (iii) revenues associated with the company’s agreement with Nycomed for Preotact® (parathyroid hormone 1-84 [rDNA origin] injection).

Sensipar royalties are paid directly to a restricted cash account of a subsidiary of NPS and used to secure non-recourse debt issued in December 2004 and August 2007. After repayment of the debt, Sensipar royalties will return to NPS.

Preotact royalties are paid directly to DRI Capital (formerly Drug Royalty Corporation) in accordance with non-recourse debt issued in July 2007. The Preotact royalties will return to NPS if royalty payments to DRI Capital exceed two and one-half times the amount of advanced principal, including any milestone payments.

Research and Development

Research and development expenses were $6.4 million for the first quarter of 2008 versus $10.2 million for the first quarter of 2007. The reduction in research and development expenses during 2007 was attributable to the implementation of the company’s new strategy and the corresponding reduction in personnel and related costs, as well as the discontinuation of activities that were no longer strategically aligned.

General and Administrative

General and administrative expenses were $9.3 million for the first quarter of 2008 versus $6.6 million for the first quarter of 2007. The increase in general and administrative expenses is primarily attributable to expenses associated with the departure of the company’s former chief executive officer which, pursuant to his employment agreement, included a cash payment and non-cash charges related to the acceleration of previously issued equity awards. In addition, the company incurred higher legal expenses in the first quarter of 2008 principally due to current litigation. These increases were partially offset by reductions in personnel and associated expenditures due to the implementation of the company’s new business strategy.

Restructuring Charges

NPS reported a $282,000 credit for restructuring charges for the first quarter of 2008 as compared to a $7.1 million expense for the first quarter of 2007. Restructuring charges primarily comprised employee termination benefits.

Interest Expense, net

Interest expense, net, was $15.1 million for the first quarter of 2008 versus $5.2 million for the first quarter of 2007. The increase in interest expense was primarily attributable to the following: (i) the issuance of non-recourse debt secured by the company’s Sensipar revenues (Secured 15.5% Class B Notes due 2017) in August 2007, (ii) the issuance of non-recourse debt secured by the company’s Preotact revenues in July 2007, and (iii) an increase in the effective interest rate of the company’s Secured 8.0% Notes due 2017 (Class A Notes) attributable to an increase in the company’s sales forecasts for Sensipar. These increases were partially offset by reductions in interest expense due to the retirement of the company’s 3% convertible notes and the sale of the company’s Salt Lake City building in 2007.

Loss on Investment

The company’s auction-rate securities or ARS investments have experienced failed auctions since the latter part of 2007 due to liquidity issues in the global credit and capital markets. While all of the company’s ARS continue to pay interest, the severity and the duration of the decline in fair value have resulted in the company determining that the change in fair value of its ARS investments is “other than temporary” and, as such, NPS recorded an impairment charge of $3.5 million in the first quarter of 2008.

Cash and Investments

At March 31, 2008, NPS’s cash, cash equivalents, short- and long-term investments totaled $149.1 million, as compared to $161.7 million at December 31, 2007. The company’s cash burn guidance for 2008 remains unchanged at $45 to $55 million and excludes potential changes in the estimated fair value of the company’s ARS investments. At March 31, 2008, NPS held AAA-rated ARS investments with a cost basis of $29.7 million and an estimated fair value of $26.2 million. NPS has classified its ARS investments as a non-current asset within its balance sheet.

Restatement of 2007 Financial Results

NPS will file an amendment on Form 10-K/A to its annual report for the year ended December 31, 2007 due to an error in the computation of the cash sweep premium interest expense associated with the company’s Class A Notes. NPS detected this error during the course of its preparation and review of its Quarterly Report on Form 10-Q for the period ended March 31, 2008. While the error affects the interest expense reported in the company’s financial statements, NPS does not expect it to affect its current projections for the retirement of the Class A Notes. The Class A Notes are non-recourse to NPS and are secured by royalties on sales of Sensipar. NPS expects the corrections to result in an increase of $3.8 million in accrued expenses and interest expense; a reduction of $0.1 million in income taxes payable and income tax expense; and an increase in retained deficit of $3.7 million. For additional information, please refer to the Form 8-K that NPS filed today with the U.S. Securities and Exchange Commission.

Conference Call Information

NPS will host a conference call beginning today at 5:00 pm Eastern Time. To participate in the conference call, dial (800) 706-7748 and use pass code 93538509. International callers may dial (617) 614-3473, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 31056689, until midnight Eastern Time, May 21, 2008. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing specialty therapeutics for gastrointestinal and endocrine disorders with high unmet medical need. The company is currently advancing two late-stage programs. Teduglutide, a proprietary analog of GLP-2, is in Phase 3 clinical development for intestinal failure associated with short bowel syndrome as GATTEX™ and in preclinical development for gastrointestinal mucositis and necrotizing enterocolitis. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is in Phase 2 clinical development as a hormone therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes strategic partnerships with Amgen, GlaxoSmithKline, Janssen, Kirin, and Nycomed. Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. Preotact® is the company’s registered trademark in the U.S. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to NPS’s business include, but are not limited to, the risk of not successfully executing its preclinical and clinical studies and not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the implementation of a new business strategy, the risks associated with the company’s auction-rate securities, as well as other factors expressed in NPS’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$25,180	$9,991

Costs and expenses:
Cost of goods sold	1,350	952
Cost of royalties	1,373	1,047
Cost of license fees	1,920	—
Research and development	6,437	10,245
General and administrative	9,294	6,570
Restructuring charges	(282)	7,114

Total operating expenses	20,092	25,928

Operating income (loss)	5,088	(15,937)

Interest expense, net	(15,099)	(5,174)

Loss on investment	(3,502)	—

Other income (expense), net	420	(33)

Net loss before income tax expense	(13,093)	(21,144)

Income tax expense	—	—

Net loss	$(13,093)	$(21,144)

Net loss per common and potential common share:
Basic and diluted	$(0.28)	$(0.45)

Weighted average common and potential common share:
Basic and diluted	47,447	46,625

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